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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
                                          Washington, DC 20549                               OMB NUMBER:       3235-0287
                                                                                             Expires:    September 30, 1998
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
[ ] Check box if no                                                                          hours per response.....0.5
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  Jacobs         Gerard              M.     |      Crown Group, Inc. (CNGR)                |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person (Voluntary)   |                    |              title           below)  |
|                                            |                         |                    |              below)                  |
|   7600 Augusta Street                      |                         |  September 2000    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  River Forest      IL              60305   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction    |3. Transac-  |4. Securities Acquired (A)  | 5. Amount of Se-   |6. Owner-    |7. Nature  |
|   (Instr. 3)        |   Date           |   tion Code |   or Disposed of (D)       |    curities Benefi-|   ship      |   of In-  |
|                     |   (Month/Day/    |   (Instr. 8)|                            |    cially Owned at |   Form:     |   direct  |
|                     |   Year)          |             |                            |    End of Month    |   Direct    |   Benefi- |
|                     |                  |             |   (Instr. 3, 4 and 5)      |    (Instr. 3 and 4)|   (D) or    |   cial    |
|                     |                  |-------------|----------------------------|                    |   Indirect  |   Owner-  |
|                     |                  | Code  |  V  |    Amount  | (A) or| Price |                    |   (I)       |   ship    |
|                     |                  |       |     |            | (D)   |       |                    |   (Instr. 4)|   (Instr. |
|                     |                  |       |     |            |       |       |                    |             |   4)-     |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
| $.01 par value      |                  |       |     |            |       |       |                    |             |           |
| Common Stock        |  9/14/00         |   S   |     |  2,000     |  D    |$5.0625|                    |             |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |  9/19/00         |   S   |     |  10,000    |  D    | $5.00 |                    |             |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |  9/20/00         |   S   |     |  20,000    |  D    | $5.00 |                    |             |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |  9/21/00         |   S   |     |   6,000    |  D    | $5.00 |    281,480         |       D     |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |                  |       |     |            |       |       |      2,300         |       I     |  Held by  |
|                     |                  |       |     |            |       |       |                    |             |Corporation|
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |                  |       |     |            |       |       |                    |             |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |                  |       |     |            |       |       |                    |             |           |
|---------------------|------------------|-------|-----|------------|-------|-------|--------------------|-------------|-----------|
|                     |                  |       |     |            |       |       |                    |             |           |
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Reminder: Reprot on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Right to Buy           |  $5.8125     |          |     |    |       |        |        | 7/1/09 | Common |           |             |
|                       |              |          |     |    |       |        |        |        | Stock  |   2,500   |    N/A      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |  $3.5625     |          |     |    |       |        |        | 7/1/08 | Common |   2,500   |    N/A      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |  $2.4375     |          |     |    |       |        |        | 7/9/07 | Common |   5,000   |    N/A      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |  $4.03125    |          |     |    |       |        |        | 2/28/05| Common |   2,500   |    N/A      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|2,500                |              D                |                      |
|---------------------|-------------------------------|----------------------|
|2,500                |              D                |                      |
|---------------------|-------------------------------|----------------------|
|5,000                |              D                |                      |
|---------------------|-------------------------------|----------------------|
|2,500                |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:



                                                                                  Gerard M. Jacobs



 ** Intentional misstatements or omissions of facts constitute Federal Criminal   By: /S/ Helen T. Ferraro               10-10-2000
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                          Helen T. Ferraro                  Date
                                                                                      Pursuant to a Power of Attorney

Note. File three copies of this form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)
